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CONSENT

        The undersigned, Herbert J. Siegel, has agreed to become a director of Citadel Broadcasting Corporation (the "Company") upon the completion of the Company's initial public offering pursuant to a Registration Statement on Form S-1, File No. 333-89844, as amended (the "Registration Statement") filed with the Securities and Exchange Commission. The undersigned hereby consents to being named as a director designee in the Registration Statement.

Dated: July 1, 2003	/s/ HERBERT J. SIEGEL Herbert J. Siegel

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CONSENT